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                                  EXHIBIT 12.1


                       PACKAGING RESOURCES INCORPORATED
                 STATEMENT RE COMPUTATION OF FINANCIAL RATIOS


                                                                    Fiscal Year Ended
                                                     --------------------------------------------------
                                                     Feb. 28   Feb. 28    Feb. 28    Feb. 29    Feb. 28
                                                      1993      1994       1995       1996       1997
                                                     -------   -------    -------    -------    -------
EBITDA:                                                              (dollars in thousands)

    Net income (loss) before extraordinary
     item and cumulative effect of change in
     accounting principle........................     3,161     7,278     (3,521)    1,333        247
    Income tax expense (benefit).................     2,215     5,057     (1,980)    1,006        491
    Interest expense.............................     5,406     5,482      8,503    10,671     12,711
    Depreciation and amortization................     3,652     6,279     10,492     9,721      8,039
    Nonrecurring charge..........................       -         -        7,257      -           -
                                                    -------    ------    -------    ------     ------

EBITDA...........................................    14,434    24,096     20,751     22,73     21,488
                                                    -------    ------    -------    ------     ------
                                                    -------    ------    -------    ------     ------

Earnings to fixed charge ratio:
    Fixed charges:
     Interest expense before deferred
      financing costs............................     4,813     4,777      7,655     9,011     11,839
     Interest element of rentals (1).............       359       694        849       687        586
     Amortization of deferred financing cost.....       593       705        849     1,660        872
                                                    -------    ------    -------    ------     ------

    Total fixed charges..........................     5,765     6,176      9,352    11,358     13,297

Earnings:
    Net Income (loss) before extraordinary item
      and cumulative effect of change in
      accounting principle.......................     3,161     7,278     (3,521)    1,333        247
    Income tax expense (benefit).................     2,215     5,057     (1,980)    1,006        491
    Fixed charges................................     5,765     6,176      9,352    11,358     13,297
                                                    -------    ------    -------    ------     ------

Total earnings...................................    11,141    18,511      3,851    13,697     14,035
                                                    -------    ------    -------    ------     ------
                                                    -------    ------    -------    ------     ------
Ratio of earnings to fixed charges...............      1.93      3.00       0.41(2)   1.21       1.06
                                                    -------    ------    -------    ------     ------
                                                    -------    ------    -------    ------     ------

(1) Deemed to be approximately one-third of rental expenses.
(2) Ratio is less than one; therefore, ratio is not disclosed elsewhere in the Company's annual report on Form 10-K.